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                                                                     EXHIBIT 3.1

                            ARTICLES OF INCORPORATION
                                       OF
                       SYNOVUS FINANCIAL CORP., AS AMENDED

                                       1.

     The name of the corporation is Synovus Financial Corp.

                                       2.

     The corporation shall have perpetual duration.

                                       3.

     The object of the corporation is pecuniary gain, and the general nature of the business to be transacted is:

     (a) To purchase or otherwise acquire and to own and hold, to the extent permitted by State and Federal law, the capital stock of any one or more banks, trust companies and/or banking corporations now existing or henceforth organized, and to exercise and enjoy any and all lawful rights, powers, privileges and other incidents of ownership with respect to all such stock;

     (b) To engage directly or indirectly in any lawful businesses, enterprises, ventures and other activities as the Board of Directors of the corporation may from time to time deem to be profitable or advantageous to the corporation but not incompatible with the foregoing, including but not limited to bank-related activities such as investment and financial counseling, management consulting and services, bookkeeping, computer and data processing services, rental of personal property and equipment, fiduciary and custodian services, brokerage of loans and insurance, real estate development and management, and securities investment, -- whether acting directly in its own behalf, in partnership or other relationship with others, through subsidiary or affiliated corporations, as agent or broker for others, or otherwise;

     (c) To purchase, subscribe for or otherwise acquire and own, hold, use, sell, assign, transfer, mortgage, pledge, exchange, create security interest in, or otherwise dispose of and generally deal in real and personal property of every kind and description, including good will, trade names, rights and franchises, and including shares of stock, certificates or other interests in voting trusts for shares of stock, or any bonds, debentures, notes, evidences of indebtedness, and other securities, contracts or obligations of any banking or other securities, contracts or obligations of any banking or other corporation or association organized under the laws of the State of Georgia or the United States of America or any other state or district or county, nation or government, and to pay therefor in whole or in part in cash or by exchanging therefor stocks, bonds, or other evidences of indebtedness or securities of this or any other corporation; and while the owner or holder of any such real or personal property, stocks, bonds, debentures, notes, evidences of indebtedness or other

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securities, contracts or obligations, to receive, collect and dispose of the interest, dividends and income arising therefrom, and to possess and exercise in respect thereof, all of the rights, powers and privileges of ownership, including all voting powers on any stocks, voting trust certificates, or other securities so owned; and in connection with any acquisition, disposition, pledge or other act of ownership with regard to any such stocks, securities or other property, whether tangible or intangible, to assume or guarantee performance of any liabilities, obligations or contracts of any persons, firms, corporations or associations;

     (d) To organize or promote or facilitate the organization of, and participate in the operation of, any corporation, association, partnership, syndicate or other entity formed for the purpose of transacting, promoting or carrying on any lawful business;

     (e) To merge, consolidate, dissolve, wind up or liquidate any corporation, association or other entity which this corporation may organize, purchase or otherwise acquire or have an interest in, or to cause the same to be merged, consolidated, dissolved, wound up or liquidated;

     (f) To aid, either by loans or by guaranty of securities or in any other manner, any corporation, association, business, enterprise, venture, or voting trust, domestic or foreign, any shares of stock in which or any bonds, debentures, notes, securities, evidences of indebtedness, contracts or obligations of which are held by this corporation, directly or indirectly, or in which, or in the welfare of which, this corporation shall have any interest, and to do any acts designed to protect, preserve, improve or enhance the value of any property at any time held or controlled by it or in which it may at any time be interested, directly or indirectly, through other corporations or otherwise;

     (g) To make equity and debt investments in corporations or projects designed primarily to promote community welfare, such as economic rehabilitation and development of depressed or blighted areas;

     (h) To do all things necessary, suitable or proper for the accomplishment of any such purpose or objective of the corporation aforesaid; and,

     (i) The corporation shall have all of the powers and shall enjoy all of the rights, privileges and immunities as provided under the Georgia Business Corporation Code.

                                       4.

     The maximum number of shares of capital stock that the corporation shall be authorized to have outstanding at any time shall be 600,000,000 shares. The sole class of capital stock of the corporation shall be common stock of the par value of $1.00 per share. The corporation may acquire its own shares and shares so acquired shall become treasury shares.

     The common stock of the corporation shall have the following voting rights:


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     (a) Except as otherwise provided in paragraph (b) below, every holder of record of the common stock shall be entitled to one (1) vote in person or by proxy on each matter submitted to a vote at a meeting of shareholders for each share of the common stock held of record by such holder as of the record date of such meeting.

     (b) Notwithstanding paragraph (a) above, every holder of record of a share of the common stock meeting any one of the following criteria, shall be entitled to ten (10) votes in person or by proxy on each matter submitted to a vote at a meeting of shareholders for each share of the common stock held of record by such holder as of the record date of such meeting which:

     (1) has had the same beneficial owner since April 24, 1986; or

     (2) has had the same beneficial owner for a continuous period of greater than 48 months prior to the record date of such meeting; or

     (3) is held by the same beneficial owner to whom it was issued by the corporation in or as a part of an acquisition of a banking or non-banking company by the corporation where the resolutions adopted by the corporation's Board of Directors approving said acquisition specifically reference and grant such rights; or

     (4) is held by the same beneficial owner to whom it was issued by the corporation, or to whom it transferred by the corporation from treasury shares held by the corporation, and the resolutions adopted by the corporation's Board of Directors approving such issuance and/or transfer specifically reference and grant such rights; or

     (5) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of the corporation, and/or its subsidiaries, and is held by the same beneficial owner for whom it was acquired under the terms and provisions of such plan; or

     (6) was acquired by reason of participation in a dividend reinvestment plan approved by the corporation and is held by the same beneficial owner for whom it was acquired under the terms and provisions of such plan; or

     (7) is owned by a holder who, in addition to shares which are beneficially owned under the provisions of paragraph (b) (1) - (6) above, is the beneficial owner of less than 100,000 shares of common stock of the corporation, with such amount to be appropriately adjusted to properly reflect any change in the shares of common stock of the corporation by means of a stock split, a stock dividend, a recapitalization or otherwise occurring after April 24, 1986.

     (c) For purposes of paragraphs (b) above and (e) below:


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          (1) any transferee of shares of the common stock receiving such stock:

               (i) by gift; or

               (ii) by bequest, devise or otherwise through the law of inheritance, descent and distribution from a decedent's estate; or

               (iii) by distribution from a trust holding such stock for the benefit or such transferee; or

          (2) any corporate transferee receiving such common stock solely in exchange for the capital stock of such corporate transferee prior to December 31, 1986, provided that the transferor(s) of such common stock and their respective donees, legatees and devises own all of the issued and outstanding shares of capital stock of such corporate transferee; shall be deemed in each case to be the same beneficial owner as the transferor.

     Any transfer of any share of the capital stock of a corporate transferee described in subparagraph c (2) above, other than by means described in subparagraph (c)(1) above shall disqualify all shares of the common stock held by such corporate transferee from the operation of this paragraph c.

     (d) for purposes of paragraph (b) above, shares of the common stock acquired pursuant to a stock options shall be deemed to have been acquired on the date the option was granted, and any shares of common stock acquired by the beneficial owner as a direct result of a stock split, stock dividend or other type of distribution of shares with respect to existing shares ("Dividend Shares") will be deemed to have been acquired and held continuously from the date on which the shares with regard to which the Dividend Shares were issued were acquired.

     (e) For purposes of paragraph (b) above, any share of the common stock held in "street" or "nominee" name shall be presumed to have been acquired by the beneficial owner subsequent to April 24, 1986 and to have had the same beneficial owner for a continuous period of less than 48 months prior to the record date of the meeting in question. This presumption shall be rebuttable by presentation to the corporation's Board of Directors by such beneficial owner of evidence satisfactory to the corporation's Board of Directors that such share has had the same beneficial owner continuously since April 24, 1986 or such share has had the same beneficial owner for a period greater than 48 months prior to the record date of the meeting in question.

     (f) For purposes of this section, a beneficial owner of a share of common stock is defined to include a person or group of persons who, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of such share of common


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stock, (2) investment power, which includes the power to direct the sale or other disposition of such common stock, (3) the right to receive, retain or direct the distribution of the proceeds of any sale or other disposition of such share of common stock, or (4) the right to receive or direct the disposition of any distributions, including cash dividends, in respect of such share of common stock. For purposes of paragraphs (a) through (e) above, all determinations concerning beneficial ownership, changes therein, or the absence of any such change, shall be made by the corporation's Board of Directors. Written procedures designed to facilitate such determinations shall be established by the corporation's board of Directors and refined from time to time. Such procedures shall provide, among other things, the manner of proof of facts that will be accepted and the frequency with which such proof may be required to be renewed. The corporation's Board of Directors shall be entitled to rely on all information concerning beneficial ownership of the common stock coming to its attention from any source and in any manner reasonably deemed by it to be reliable, but the corporation shall not be charged with any other knowledge concerning the beneficial ownership of the common stock.

     Any disputes arising concerning beneficial ownership, changes therein, or the absence of any such changes, pursuant to this paragraph (f), shall be definitively resolved by a determination of the corporation's Board of Directors made in good faith.

                                       5.

     No shareholder of the corporation shall have any pre-emptive right to purchase, subscribe for or otherwise acquire any shares of stock of any class of the corporation, or any series of any class, or any options, rights or warrants to purchase shares of any class, or any series of any class, or any other securities of the corporation convertible into or carrying an option to purchase shares of any class, or any series of any class, whether now or hereafter authorized, and the Board of Directors of the corporation may authorize the issuance of shares of stock of any class, and series of the same class, or options, rights, or warrants to purchase shares of any class, or any series of any class, or any securities convertible into or carrying an option to purchase shares of any class, or any series of any class, without offering such issue of shares, options, rights, warrants or other securities, either in whole or in part, to the shareholders of the corporation.

                                       6.

     The Board of Directors of the corporation may authorize the issuance of bonds, debentures and other evidences of indebtedness of the corporation and may fix all the terms thereof, including, without limitation, the convertibility thereof into shares of stock of the corporation of any class, or any series of the same class.

                                       7.

     The initial registered office of the corporation shall be 1148 Broadway, Columbus, Georgia 31901, and the initial registered agent of the corporation at said address shall be James H. Blanchard.

                                       8.


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     The initial Board of Directors of the corporation shall consist of eight members, whose names and addresses are as follows:

          Name                    Address
          ----                    -------
James H. Blanchard        231 Mountainview Drive
                          Columbus, Georgia

C. W. Curry               2814 Techwood Drive
                          Columbus, Georgia

Marvin C. Terry           1802 Overlook Drive
                          Columbus, Georgia

G. Gunby Jordan           666 Barschall Drive
                          Columbus, Georgia

George C. Woodruff, Jr.   6201 Waterford Road
                          Columbus, Georgia

William B. Turner         3132 Hilton Avenue
                          Columbus, Georgia

Richard H. Bickerstaff    2425 Averett Drive
                          Columbus, Georgia

Edwin W. Rothschild       2422 Craigston Drive
                          Columbus, Georgia

                                       9.

     The name and address of the incorporator is J. Quentin Davidson, Jr., 1043 Third Avenue, Columbus, Georgia.

                                       10.

     Each member of the Board of Directors of the corporation shall be elected at the annual meeting of shareholders and shall hold office for a term of one year and until his or her successor is duly elected and qualified or until his or her earlier retirement, resignation, removal or death.

                                       11.

     The shareholder vote required to: (i) approve: (a) any merger or consolidation of the corporation with or into any other corporation; or (b) the sale, lease, exchange or other disposition of all, or substantially all, of the assets of the corporation to or with any other corporation, person or entity, with respect to which the approval of the corporation's shareholders is required by the provisions of the corporate laws of the State of Georgia; (ii)


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fix, from time to time, the number of members of the Board of Directors of the corporation; (iii) remove a member of the Board of Directors of the corporation;
(iv) call a special meeting of the shareholders of the corporation; (v) alter, delete rescind or amend any provision of the corporation's bylaws, as amended; and (vi) alter, delete, rescind or amend any provision of the corporation's Articles of Incorporation, as amended, shall be the affirmative vote by the holders of shares representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding common stock of the corporation.

                                       12.

     Any action required by law or permitted to be taken at any shareholders' meeting may be taken without a meeting if, and only if, written consent, setting forth the action so taken, shall be signed by all of the shareholders of record of common stock of the corporation entitled to vote with respect to the subject matter thereof. Such consent shall have the same force and effect as a unanimous vote of the shareholders and shall be filed with the Secretary and recorded in the Minute Book of the corporation.

                                       13.

     (a) The Board of Directors of the corporation may, if it deems it advisable, oppose a tender or other offer for the corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider all or any of the following:

               (i) whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation;

               (ii) whether a more favorable price could be obtained for the corporation's securities in the future;

               (iii) the impact which an acquisition of the corporation would have on the employees, depositors and customers of the corporation and its subsidiaries and the communities which they serve;

               (iv) the reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value for the corporation's stock;

               (v) the value for the securities, if any, that the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the


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          offeror or any other entity whose securities are being offered; and

               (vi) any antitrust or other legal or regulatory issues that are raised by the offer.

     (b) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: (i) advising shareholders not to accept the offer; (ii) litigation against the offeror; (iii) filing complaints with governmental and regulatory authorities; (iv) acquiring the corporation's securities; (v) selling or otherwise issuing authorized but unissued securities of the corporation or treasury stock or granting options or rights with respect thereto; (vi) acquiring a company to create an antitrust or other regulatory problem for the offeror; and (vii) soliciting a more favorable offer from another individual or entity.

                                       14.

     No director shall be personally liable to the corporation or its shareholders for monetary damages for any breach of duty of care or other duty. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (i) for the appropriation in violation of his duties of any business opportunity of the corporation; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) for any action for which the director could be found liable pursuant to
Section 14-2-154 of the Official Code of Georgia Annotated, or any amendment thereto or successor provision thereto; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to July 1, 1987. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.


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